EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2018, relating to the financial statements as of and for the years ended December 31, 2017 and 2016 of Insignia Systems, Inc., appearing in Insignia Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
August 8, 2018